Item 77C
Active Assets Institutional Money Trust
Results of Special Shareholder Meeting

On August 1, 2006, a Special Meeting of Shareholders of the
Fund was scheduled in order to vote on the proposals set
forth below. The proposals failed to achieve the quorum
necessary in order to hold the meeting, and, therefore, the
meeting was adjourned until several times, most recently to
November 30, to permit further solicitation of proxies. The
meeting was held on November 30, 2006 and the voting results with respect to these proposals were as follows:

(1) Election of Trustees:

                                     For     Withhold  Absta   BNV*
                                                         in
Frank L.                           532,832,6 36,287,9       0      0
Bowman...................                 13       59
Kathleen A.                        532,832,6 36,287,9       0      0
Dennis....................                13       59
James F.                           532,832,6 36,287,9       0      0
Higgins.....................              13       59
Joseph J.                          532,826,3 36,294,2       0      0
Kearns.....................               18       54
Michael F.                         532,832,6 36,287,9       0      0
Klein......................               13       59
W. Allen                           532,832,6 36,287,9       0      0
Reed......................                13       59
Fergus                             532,826,3 36,294,2       0      0
Reid........................              18       54

(2) Elimination of certain fundamental investment
restrictions:

                                      For     Against  Abstain    BNV*
Elimination of the fundamental      523,747,4  9,206,8 36,166,2      0
policy prohibiting investments in          83       36       53
oil, gas, and other types of
minerals or mineral
leases.........
Elimination of the fundamental      530,595,5  2,358,8 36,166,1      0
policy prohibiting the purchase of         62       51       58
common stocks and other
instruments...........

(3) Modify certain fundamental investment restrictions:

                                      For     Against   Abstain  BNV*
Modify fundamental policy           530,595,5  2,358,8  36,166,1     0
regarding diversification........          62       51        58
Modify fundamental policy           530,595,4  2,237,1  36,287,9     0
regarding borrowing money......            67       46        59
Modify fundamental policy           530,595,4  2,237,1  36,287,9     0
regarding loans..............              67       46        59
Modify fundamental policy           530,595,4  2,358,9  36,166,1     0
regarding investment in                    67       46        58
commodities, commodity contracts
and futures
contracts................
Modify fundamental policy           532,832,5  121,896  36,166,1     0
regarding issuance of senior               18                 58
securities..

* Broker "non-votes" are shares held in street name for
which the broker indicates that instructions have not been
received from the beneficial owners or other persons
entitled to vote and for which the broker does not have
discretionary voting authority.